Contact:  Kathleen Campbell, Marketing Director                                                                                                                          First Citizens National Bank
570-662-0422                                                                                                          15 S. Main Street
570-662-8512 (fax)                                                                                                        Mansfield, PA 16933

Citizens Financial Services, Inc. Reports First Quarter 2011 Earnings

MANSFIELD, PENNSYLVANIA— April 28, 2011 – Citizens Financial Services, Incorporated (OTC BB: CZFS), parent company of First Citizens National Bank, has released its unaudited financial performance for the first quarter ended March 31, 2011.

Net income for the three months ended March 31, 2011 totaled $2,830,000 which compares to $2,746,000 for the 1st quarter of 2010.  This represents an increase of $84,000, or 3.1%.  Earnings per share of $.98 increased 3.2% from $.95 per share last year.  Annualized return on equity for the comparable periods was 16.57% and 18.22%, while return on assets was 1.38% and 1.50%, respectively.

As of March 31, 2011, total assets were $840.2 million, which was an increase of $27.7 million from December 31, 2010, and an increase of $90.4 million from March 31, 2010, or 12%.  The investment portfolio totaled $285 million as of March 31, 2011.  This compares to $251.3 million as of December 31, 2010 and $217 million as of March 31, 2010.  Net loans have decreased $6.9 million during the 1st quarter of 2011 to a total of $460.7 million, primarily due to fewer lending opportunities in the current economic environment.  CEO and President Randall E. Black stated, “Even though loans have declined, we continue to see positive impacts on our local economy due to the natural gas exploration efforts related to the Marcellus Shale, which have created lending opportunities.  We continuously review and pursue these opportunities, subject to our commitment to maintaining disciplined underwriting standards”.  Deposits have increased $23.8 million from December 31, 2010.

Mr. Black further stated, “Our credit quality has improved from December 31, 2010 and continues to compare favorably to our peers.  Non-performing assets as a percent of loans was 2.31% as of March 31, 2011, which compares to 2.80% as of December.  As a result, our provision for loan losses for the 1st quarter of 2011 was $225,000 compared with $305,000 for the first quarter last year”.

Stockholders’ equity totaled $71 million at March 31, 2011, representing an increase of $2.4 million, or 3.4%, from December 31, 2010.  Compared to March 31, 2010, stockholders’ equity has increased $7.3 million, or 11.5%.  Book value per share was $24.06 compared with $21.44 as of March 31, 2010, an increase of 12.2%.  First Citizens remains well capitalized based upon regulatory guidelines.  A cash dividend of $.26 ½ per share was declared on April 5, 2011.  This dividend will be paid on April 29, 2011 to shareholders of record as of April 15, 2011, which is an increase of 3.9% over the cash dividend declared one year ago.

Citizens Financial Services, Inc. has over 1,500 shareholders, the majority of whom reside in Potter, Tioga, and Bradford Counties, Pennsylvania and Allegany County, New York, where their 18 offices are located.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

CITIZENS FINANCIAL SERVICES, INC.
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	March 31	December 31	March 31
(in thousands except share data)	2011	2010	2010
ASSETS:
Cash and due from banks:
Noninterest-bearing	$ 9,272	$ 9,541	$ 9,190
Interest-bearing	35,282	34,454	15,322
Total cash and cash equivalents	44,554	43,995	24,512

Available-for-sale securities	285,034	251,303	216,969

Loans (net of allowance for loan losses: $6,068 at March 31, 2011;
$5,915 at December 31, 2010 and $5,151 at March 31, 2010)	460,700	467,602	459,495

Premises and equipment	12,395	12,503	12,450
Accrued interest receivable	4,053	3,455	3,538
Goodwill	10,256	10,256	10,256
Bank owned life insurance	13,292	13,171	12,791
Other assets	9,964	10,241	9,842

TOTAL ASSETS	$ 840,248	$ 812,526	$ 749,853

LIABILITIES:
Deposits:
Noninterest-bearing	$ 80,696	$ 75,589	$ 60,993
Interest-bearing	623,833	605,122	563,404
Total deposits	704,529	680,711	624,397
Borrowed funds	57,115	55,996	53,429
Accrued interest payable	1,590	1,779	1,827
Other liabilities	5,971	5,350	6,461
TOTAL LIABILITIES	769,205	743,836	686,114
STOCKHOLDERS' EQUITY:
Preferred Stock $1.00 par value; authorized
3,000,000 shares at March 31, 2011 and December 31, 2010: none as of March 31, 2010;
none issued in 2011 or 2010	-	-	-
Common stock
$1.00 par value; authorized 15,000,000 shares at March 31, 2011 and December 31, 2010;
10,000,000 as of March 31, 2010; issued 3,104,434 shares at March 31, 2011 and
December 31, 2010; 3,076,253 shares at March 31, 2010	3,104	3,104	3,076
Additional paid-in capital	14,172	14,235	13,527
Retained earnings	57,010	54,932	49,381
Accumulated other comprehensive income	1,603	1,054	2,205
Treasury stock, at cost: 217,952 shares at March 31, 2011; 212,067 shares at
December 31, 2010 and 206,421 shares at March 31, 2010	(4,846)	(4,635)	(4,450)
TOTAL STOCKHOLDERS' EQUITY	71,043	68,690	63,739
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$ 840,248	$ 812,526	$ 749,853

CITIZENS FINANCIAL SERVICES, INC.
CONSOLIDATED STATEMENT OF INCOME
(UNAUDITED)
	Three Months Ended
	March 31,
(in thousands, except per share data)	2011	2010
INTEREST INCOME:
Interest and fees on loans	$ 7,395	$ 7,734
Interest-bearing deposits with banks	22	14
Investment securities:
Taxable	1,172	1,335
Nontaxable	865	641
Dividends	15	6
TOTAL INTEREST INCOME	9,469	9,730
INTEREST EXPENSE:
Deposits	2,088	2,542
Borrowed funds	445	441
TOTAL INTEREST EXPENSE	2,533	2,983
NET INTEREST INCOME	6,936	6,747
Provision for loan losses	225	305
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	6,711	6,442
NON-INTEREST INCOME:
Service charges	841	853
Trust	157	146
Brokerage and insurance	95	82
Investment securities gains, net	120	64
Earnings on bank owned life insurance	121	124
Other	181	121
TOTAL NON-INTEREST INCOME	1,515	1,390
NON-INTEREST EXPENSES:
Salaries and employee benefits	2,515	2,441
Occupancy	390	306
Furniture and equipment	117	106
Professional fees	157	180
FDIC insurance	250	237
Other	1,247	1,058
TOTAL NON-INTEREST EXPENSES	4,676	4,328
Income before provision for income taxes	3,550	3,504
Provision for income taxes	720	758
NET INCOME	$ 2,830	$ 2,746

Earnings Per Share	$ 0.98	$ 0.95
Cash Dividends Paid	$ 0.26	$ 0.25

Weighted average number of shares outstanding	2,888,921	2,898,662

Financial Highlights

	Three Months Ended
	March 31
	2011	2010
Performance Ratios and Share Data:
Return on average assets (annualized)	1.38%	1.50%
Return on average equity (annualized)	16.57%	18.22%
Cash dividends paid per share	$ 0.26	$ 0.25
Earnings per share	$ 0.98	$ 0.95
Weighted average shares outstanding	2,888,921	2,898,662

Balance Sheet Highlights (dollars in thousands):	March 31, 2011	December 31, 2010	March 31, 2010

Assets	$ 840,248	$ 812,526	$ 749,853
Investment securities:
Available for sale	285,034	251,303	216,969
Loans (net of unearned income)	466,768	473,517	464,646
Allowance for loan losses	6,068	5,915	5,151
Deposits	704,529	680,711	624,397
Stockholders' Equity	71,043	68,690	63,739
Non-performing assets	10,793	13,238	7,837
Non-performing assets to total loans	2.31%	2.80%	1.69%
Annualized net charge-offs to total loans	0.06%	0.04%	0.04%
Average Leverage Ratio	8.38%	8.32%	8.30%
Common shares outstanding	2,886,482	2,892,367	2,869,832
Book value per share	$ 24.06	$ 23.38	$ 21.44